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                                                                    EXHIBIT 5.01



                               October 18, 1995

Symantec Corporation
10201 Torre Avenue
Cupertino, California  95014

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about October 18, 1995 (the "REGISTRATION STATEMENT") in connection with the registration under the Securities Act of 1933, as amended, of 14,363,106 shares of your Common Stock (the "STOCK"). The Stock is to be exchanged for the non-voting Exchangeable Shares of Delrina Corporation, an Ontario corporation, as described in the Registration Statement.

     As your counsel, we have examined the proceedings relating to the issuance of the Stock. It is our opinion that upon issuance as described in the Registration Statement, the Stock will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                        Very truly yours,


                                        FENWICK & WEST